Exhibit 2.2

Termination Agreement

This Termination Agreement (this “Agreement”) is entered into as of December 31, 2014 by The Joint Corp., a Delaware corporation (“TJC”), Kairos Marketing, LLC a California limited liability company (“Kairos”) and Chad Meisinger, the sole member of Kairos (“Meisinger” and, together with TJC and Kairos, the “Parties”).

Background:

A.        The Parties are parties to a Regional Developer Agreement dated September 26, 2011 (the “LA RDA”) relating to Franchises in Los Angeles County, California.

B.         The Parties want to terminate the LA RDA on the terms and subject to the conditions of this Agreement.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

1.         Definitions

Capitalized terms used in this Agreement (including the preceding “Background” section) without being defined have the same meanings that they have in the LA RDA.

2.          Termination

The Parties agree that, with the exception of the survival of certain terms of the LA RDA as provided in Paragraph 4 of this Agreement (the “Surviving Terms”), the LA RDA is hereby terminated, effective as of the date of this Agreement; and with the exception of the Parties’ respective rights, duties and obligations under the Surviving Terms, all of the Parties respective rights, duties and obligations under the LA RDA are thereby terminated.

3.          Payment

Concurrently with the execution of this Agreement, TJC has paid Kairos $ 507,500.00 in immediately available funds by a wire transfer to the bank account designated by Kairos.

4.          Surviving Terms

(a)        Notwithstanding the termination of the LA RDA, the following provisions of the LA RDA shall survive and continue in effect in accordance with their terms:

(1)         Subsection (c) (uncaptioned) of Section 5.2 (“Regional Developer Manual”);

1

(2)       Section 10 (“Confidential Information);

(3)       Section 12.2 (“Post-Term”) of Section 12 (“Non-Competition”);

(4)       Section 13.2 (“Rights and Obligations Upon Termination or Expiration”);

(5)       for purposes of resolving any disputes under this Agreement, Section 14 (“Mediation and Arbitration”);

(6)       Section 15.2 (“Indemnification”);

(7)       Section 15.4 (“Survival of Covenants”);

(8)       for purposes of resolving any disputes under this Agreement, Section 15.8 (“Consent to Jurisdiction”);

(9)       Section 15.10 (“Limitation of Claims”);

(10)     Section 15.14 (“Severability”) and

(11)     for purposes of resolving any disputes under this Agreement, Section 15.15 (“Fees and Expenses”).

5.          Representations and Warranties

Kairos and Meisinger hereby jointly and severally represent and warrant to TJC as follows:

(a)        Organization. Kairos is a limited liability company duly organized and validly subsisting under the laws of the State of California, and Seller has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)        Authority. Neither Kairos nor Meisinger is a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required limited liability company action of Kairos. All other actions (including all action required by state law and by the organizational documents of Kairos) necessary to authorize the execution, delivery and performance by Kairos of this Agreement, and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Kairos. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Kairos and Meisinger, this Agreement and such other documents and instruments will be the valid and legally binding obligations of Kairos and Meisinger, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2

(l)           No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority is required for the consummation by Kairos and Meisinger of the transactions contemplated by this Agreement.

TJC hereby represents and warrants to each of Kairos and Meisinger as follows:

(a)        Organization. TJC is a corporation duly organized and validly subsisting under the laws of the state of Delaware, and TJC has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)        Authority. TJC is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by TJC’s Board of Directors. All other actions (including all action required by state law and by the organizational documents of TJC) necessary to authorize the execution, delivery and performance by TJC of this Agreement, the bill of sale transferring the Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by TJC. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by TJC, this Agreement and such other documents and instruments will be the valid and legally binding obligations of TJC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(m)         No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority is required for the consummation by TJC of the transactions contemplated by this Agreement.

6.          Releases

(a)        Kairos and Meisinger, each for itself and himself and its and his heirs, legal representatives and assigns, hereby unconditionally and irrevocably releases and waives all claims, demands, causes of action and damages of any kind whatever, whether known or unknown (collectively, “Claims”) that Kairos or Meisinger now has or in the future may have against TJC and its successors and assigns by reason of any event, occurrence or omission arising under or relating to the LA RDA, with the exception of Claims arising under this Agreement, or under the surviving provisions of the LA RDA to the extent that such Claims arise on or after the date of this Agreement.

3

(b)        TJC, for itself and its successors and assigns, hereby unconditionally and irrevocably releases and waives all Claims that TJC now has or in the future may have against Kairos or Meisinger and its or his heirs, legal representatives and assigns by reason of any event, occurrence or omission arising under or relating to the LA RDA, with the exception of Claims arising under this Agreement, or the under surviving provisions of the LA RDA to the extent that such Claims arise on or after the date of this Agreement.

7.          Waiver of Civil Code Section 1542

It is the intention of each of the Parties that this Agreement shall be effective as a full and final accord, satisfaction and release of all of the claims and other matters as described in Paragraph 6, above (individually and collectively, the “Released Claim(s)”). In furtherance of this intention, each Party acknowledges and agrees that the release of Released Claims provided for in this Agreement shall extend to any and all Released Claims, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, legal or equitable, and expressly waives and relinquishes any right any Party may have under California Civil Code, Section 1542, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Party expressly waives and releases any and all rights and benefits that such Party has or may have under California Civil Code, Section 1542, and any other similar law or rule in any other jurisdiction pertaining to the matters released in this Agreement. Each Party understands, acknowledges and agrees that he or it may later discover facts in addition to, or different from, those which he or it now knows or believes to be true as to the Released Claims or the subject matter of this Agreement, but it is the intention of each of the Parties, through and in accordance with this Agreement and with the advice of counsel of his or its own choosing, fully, finally and forever to settle and release any and all Released Claims. In furtherance of this intention, the releases of the Released Claims provided for under this Agreement shall be, and are to remain in effect as, full and complete releases of any and all Released Claims notwithstanding the discovery of any additional claims or facts relating to such releases.

8.          Indemnification

(a)        Kairos and Meisinger, for itself and himself and its and his heirs, legal representatives and assigns, hereby agree to indemnify TJC and its successors and assigns against, and hold TJC and each of the others harmless from, any Claim by a third party which may at any time be asserted against TJC by reason of any action or omission by Kairos or Meisinger under or relating to the LA RDA.

4

(b)        TJC, for itself and its and successors and assigns, hereby agrees to indemnify Kairos and Meisinger and its and his heirs, legal representatives, successors and assigns against, and hold Kairos and Meisinger and each of the others harmless from, any Claim by a third party which may at any time be asserted against Kairos or Meisinger by reason of any action or omission by TJC under or relating to the LA RDA.

9.          Confidentiality

Kairos and Meisinger each acknowledges that both the existence of this Agreement and the provisions that it contains are confidential and agrees that, except as required by law, it or he will not directly or indirectly, by any means, disclose to any third party either the existence of this Agreement or the provisions that it contains without the prior written approval of TJC. Kairos and Meisinger each agrees that if it or he violates this confidentiality obligation, then in addition to any other remedies that may be available to TJC, TJC shall be entitled to seek a temporary restraining order, and a preliminary and permanent injunction to prevent Kairos’s or Meisinger’s continued violation, without the necessity of proving actual damages or posting any bond or other security.

10.        Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

11.        Governing Law

This Agreement shall be governed by the laws of the State of Arizona without regard to conflicts-of-law principles or rules that would require this Agreement to be governed by the laws of a different state.

12.        Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and assigns.

[signature page follows]

5

In witness, the Parties have executed this Agreement.

The Joint Corp.

By	/s/ David Orwasher
David Orwasher
President and Chief Operating Officer

Kairos Marketing, LLC

/s/ Chad Meisinger
Chad Meisinger, President

/s/ Chad Meisinger
Chad Meisinger, Individually

6